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
                                                                             EXHIBIT 12

                        MERRILL LYNCH PREFERRED CAPITAL TRUST V
                        MERRILL LYNCH PREFERRED FUNDING V, L.P.
                         COMPUTATION OF RATIOS OF EARNINGS TO
           COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                            FOR THE THREE MONTHS ENDED MARCH 26, 1999
                                      -------------------------------------------------
                                      MERRILL LYNCH PREFERRED   MERRILL LYNCH PREFERRED
                                         CAPITAL TRUST V             FUNDING V, L.P.
                                      -----------------------   -----------------------
Earnings                                    $15,948,660              $18,694,441
                                            ===========              ===========

Fixed charges                               $        --              $        --

Preferred securities distribution
  requirements                               15,470,000               15,948,660
                                            -----------              -----------

Total combined fixed charges and
  preferred securities distributions        $15,470,000              $15,948,660
                                            ===========              ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                         1.03                     1.17
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